Exhibit (10)V

Target Corporation 2011 Long-Term Incentive Plan

AMENDED AND RESTATED EXECUTIVE
NON-QUALIFIED STOCK OPTION AGREEMENT
(U.S. and Canada)

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is made in Minneapolis, Minnesota as of the date of grant (the “Grant Date”) set forth in the award letter (the “Award Letter”) by and between the Company and the person (the “Executive”) identified in the Award Letter. This award of Options (collectively, may be referred to as the “Option”), provided to you as a Service Provider, is being issued under the Target Corporation 2011 Long-Term Incentive Plan (the “Plan”), subject to the following terms and conditions.

1.    Definitions. Except as otherwise provided in this Agreement, the defined terms used in this Agreement shall have the same meaning as in the Plan. The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.

2.    Grant of Option. Subject to the relevant terms of the Plan and this Agreement, as of the Grant Date, the Company has granted the Executive the number of Options set forth in the Award Letter.

3.    Purchase Price. The purchase price of each Share covered by the Option, which is 100% or more of the Fair Market Value of a Share on the Grant Date, shall be as set forth in the Award Letter.

4.    Exercise. Subject to Section 4(a), the Executive may exercise all or any part of the vested and previously unexercised portion of the Option at any time and from time to time until the Option expires, subject to the following provisions and subject to the terms of the Plan:

(a)    Shares Vested and Purchasable. The right to purchase 25% of the Shares subject to the Option shall vest on the first anniversary of the Grant Date and the right to purchase an additional 25% of the Shares subject to the Option shall vest on each succeeding anniversary of the Grant Date until the Option is 100% vested (on the fourth anniversary of the Grant Date). The unvested portion of the Option may not be exercised.

(b)    Exercisable Only by the Executive. Only (i) the Executive, (ii) the Executive’s guardian or legal representative on behalf of the Executive, or (iii) the Executive’s family member to the extent the Option or any part thereof is transferred to such family member pursuant to Section 7(b), may exercise the Option during the Executive’s lifetime.

(c)    Option Term. Except as provided in Section 4(d) or the Plan, the Option shall expire on the tenth anniversary of the Grant Date.

(d)    Termination of Service. The Executive may exercise the Option after the Executive’s termination of Service only as follows:

(i)    Early Retirement. Subject to Section 4(f), if the Executive’s termination of Service occurs after attaining age 45 and prior to attaining age 60, the Executive has been providing Service for 15 years or more (which 15 years need not be continuous), and the Executive has been providing Service continuously from the Grant Date to the Executive’s date of termination, the Executive may exercise the vested portion of the Option within the applicable extension period or 10 years after the Grant Date, whichever is earlier. The applicable extension period shall be: (A) 2 years, if the Executive’s termination of Service occurs prior to attaining age 48, (B) 3 years, if the Executive’s termination of Service occurs after attaining age 48 and prior to attaining age 52, (C) 4 years, if the Executive’s termination of Service occurs after attaining age 52 and prior to attaining age 55, and (D) 5 years, if the Executive’s termination of Service occurs after attaining age 55. The Option shall continue to vest pursuant to Section 4(a) during this post-termination exercise period.

(ii)    Normal Retirement. Subject to Section 4(f), if the Executive’s termination of Service occurs at age 60 or older, the Executive has been providing Service for 10 years or more (which 10 years need not be continuous), and the Executive has been providing Service continuously from the Grant Date to the Executive’s date of termination, the Executive may exercise the vested portion of the Option within 10 years after the Grant Date. The Option shall continue to vest pursuant to Section 4(a) during this post-termination exercise period.

(iii)    Disability. If the Executive’s termination of Service occurs because of Disability, the Committee determines that the Executive is totally and permanently disabled as such term is defined for purposes of Code Section 409A and the Executive has been providing Service continuously from the Grant Date to the date of termination, then the Executive may exercise the vested portion of the Option (A) within 5 years after such termination of Service or 10 years after the Grant Date, whichever is earlier, or (B) within 10 years after the Grant Date, if on or prior to such termination of Service, the Executive has satisfied the age and years of Service requirements of “Normal Retirement” in Section 4(d)(ii). The Option shall continue to vest pursuant to Section 4(a) during the extended Option exercise period under this Section 4(d)(iii). The Executive shall inform the Company or a Subsidiary to which the Executive is providing Service (the “Service Recipient”) of any change in the Executive’s Disability status. In the event the Executive ceases to be permanently and totally disabled in the judgment of the Committee, the Option shall terminate 90 days after notice is mailed by the Committee to the Executive stating that the Executive is no longer eligible for an extension under this Section 4(d)(iii), or 10 years after the Grant Date, whichever is earlier.

(iv)Death. In the event the Executive dies while a Service Provider and if the Executive was providing Service continuously from the Grant Date to the Executive’s date of death, the otherwise unvested portion of the Option shall become fully vested and

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exercisable on the Executive’s date of death. The Option may be exercised by the Executive’s beneficiary as designated on the form prescribed by the Company (the “Designated Beneficiary”), or if none has been designated, the representative of the Executive’s estate or the person who acquired the right to exercise the Option by will or the laws of descent and distribution, subject to the provisions of this Agreement, within 5 years from the Executive’s date of death, or 10 years after the Grant Date, whichever is earlier, provided that in either case the period for exercising the Option shall not be less than one year from the Executive’s date of death. Notwithstanding the preceding sentence, if on or prior to the Executive’s date of death, the Executive has satisfied the age and years of Service requirements of “Normal Retirement” in Section 4(d)(ii), the Option may be exercised within 10 years after the Grant Date, provided that the period for exercising the Option shall not be less than one year from the Executive’s date of death. In the event the Executive dies after termination of Service and prior to exercising all Shares under the Option, the Designated Beneficiary or the representative of the Executive’s estate or the person who acquired the right to exercise the Option by will or the laws of descent and distribution may exercise the Option, subject to the provisions of this Agreement, but only to the extent vested on the Executive’s date of death, and only within the time the Executive could have exercised the Option had the Executive survived, or one year from the Executive’s date of death, whichever is later, but in no event later than 10 years after the Grant Date.

(v)Cause. Notwithstanding any other provisions of this Agreement to the contrary, if the Committee concludes, in its sole discretion, that the Executive’s Service was terminated in whole or in part for Cause, the Option shall terminate immediately and the Executive shall have no rights hereunder.

(vi)    Other Termination. If the Executive’s termination of Service occurs for any reason other than as specified in Sections 4(d)(i) through 4(d)(v) and the Executive has been continuously providing Service from the Grant Date to such date of termination, the Executive may exercise the Option within 90 days after such termination of Service (210 days if the Executive would be subject to the provisions of Section 16 of the Exchange Act on the date of termination), but only with respect to the portion of the Option that is vested at the time the Executive’s Service terminates. No additional vesting of the Option shall occur during this period.

(e)    Changes of Service. Service shall not be deemed terminated in the case of (i) any approved leave of absence, or (ii) transfers among the Company and any Subsidiaries in the same Service Provider capacity; however, a termination of Service shall occur if (x) the relationship the Executive had with the Company or a Subsidiary at the Grant Date terminates, even if the Executive continues in another Service Provider capacity with the Company or a Subsidiary, or (y) the Executive experiences a “separation from service” within the meaning of Code Section 409A.

(f)    Conditions to Extension. As a condition to granting the post-termination extension periods described in Sections 4(d)(i) and 4(d)(ii), the Executive must enter into and not revoke a valid agreement with the Company containing a release of claims, a covenant not to engage in competitive employment and/or other provisions deemed appropriate by the

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Committee, in its sole discretion. As a further condition to granting a post-termination extension period described in Sections 4(d)(i) and 4(d)(ii), if the Executive’s termination of Service is voluntary, the Executive must have commenced discussions with the Company’s Chief Executive Officer or most senior human resources executive regarding the Executive’s consideration of termination at least six months in advance of the Executive’s termination of Service.

5.    Manner of Exercise. Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by following the then-current procedures for exercise that are established by the Company; provided, however, that if the Executive is subject to taxation on any portion of his or her Service income in Canada, he or she may not exercise the Option using the stock swap method.

6.    Taxes. The Executive acknowledges that (a) the ultimate liability for any and all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) legally due by him or her is and remains the Executive’s responsibility and may exceed the amount actually withheld by the Company and/or the Service Recipient and (b) the Company and/or the Service Recipient or a former Service Recipient, as applicable, (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting and/or exercise of the Option; (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Executive’s liability for Tax-Related Items; (iii) may be required to withhold or account for Tax-Related Items in more than one jurisdiction if the Executive has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event; and (iv) may refuse to honor the exercise or refuse to deliver the Shares to the Executive if he or she fails to comply with his or her obligations in connection with the Tax-Related Items as provided in this Section.

The Executive authorizes and consents to the Company and/or the Service Recipient, or their respective agents, satisfying all applicable Tax-Related Items which the Company reasonably determines are legally payable by him or her by withholding from the Executive’s wages or other cash compensation paid to the Executive by the Company and/or the Service Recipient. In lieu thereof, the Executive may elect at the time of exercise such other then-permitted method or combination of methods established by the Company and/or the Service Recipient to satisfy the Executive’s Tax-Related Items. The Executive shall pay in cash to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient reasonably determines may be required to withhold as a result of his or her participation in the Plan or his or her Option exercise that cannot be satisfied by the means previously described.

7.    Limitations on Transfer. The Option shall not be sold, assigned, transferred, exchanged or encumbered by the Executive other than (a) pursuant to the terms of the Plan, or (b) by gift to a “family member” of the Executive (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933), provided that there is no consideration for any such transfer. Subsequent transfers of a transferred Option shall be prohibited except for a re-transfer or re-assignment for no consideration by any of the persons or entities listed in

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clause (b) above back to the Executive. Following transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to the Option immediately before the transfer. For purposes of any provision of this Agreement or the Plan relating to notice to the Executive or to acceleration or termination of the Option upon death or termination of Service of the Executive, the references to “Executive” shall mean the original grantee of the Option and not any transferee.

8.    Change in Control. In the event of a Change in Control, the extent to which the Option shall become vested and exercisable shall be determined pursuant to the Plan.

9.    Recoupment Provision. In the event of a restatement of the Company’s consolidated financial statements that is caused, in whole or in part, by the intentional misconduct of the Executive, the Company may take one or more of the following actions with respect to the Option, as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, and the Executive shall be bound by such determination:

(a)    cancel all or a portion of the Option, whether vested or unvested; and

(b)    require repayment of all or any portion of the amounts realized or received by the Executive resulting from the exercise of all or any portion of the Option or the sale of Shares related to the Option.

The term “restatement” shall mean the result of revising financial statements previously filed with the Securities and Exchange Commission to reflect the correction of an error. The term “intentional misconduct” shall be limited to conduct that the Compensation Committee determines indicates intent to mislead management, the Board, or the Company’s shareholders, but shall not include good faith errors in judgment made by the Executive.

The Executive agrees that the Company may setoff any amounts it is entitled to recover under this Section against any amounts owed by the Company to the Executive under any of the Company’s deferred compensation plans to the extent permitted under Code Section 409A. The Executive further agrees that the terms of this Section shall survive the Executive’s termination of Service and any exercise of the Option. This Section 9 shall not apply, and no amounts may be recovered hereunder, following a Change in Control.

10.    No Employment Rights. Nothing in this Agreement, the Plan or the Award Letter shall confer upon the Executive any right to continued Service with the Company or any Subsidiary, as applicable, nor shall it interfere with or limit in any way any right of the Company or any Subsidiary, as applicable, to terminate the Executive’s Service at any time with or without Cause or change the Executive’s compensation, other benefits, job responsibilities or title provided in compliance with applicable local laws and permitted under the terms of the Executive’s Service contract, if any.

(a)    The Executive’s rights to vest in or exercise the Option after termination of Service shall be determined pursuant to Sections 4(d) and 5. Those rights and the Executive’s

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date of termination of Service will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar notice period pursuant to local law).

(b)    This Agreement, the Plan and the Award Letter are separate from, and shall not form, any part of the contract of Service of the Executive, or affect any of the rights and obligations arising from the Service relationship between the Executive and the Company and/or the Service Recipient.

(c)    No Service Provider has a right to participate in the Plan. All decisions with respect to future grants, if any, shall be at the sole discretion of the Company and/or the Service Recipient.

(d)    The Executive will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Executive.

11.    Nature of Grant. In accepting the grant, the Executive acknowledges, understands, and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement, and any such modification, amendment, suspension or termination will not constitute a constructive or wrongful dismissal;

(b)    the Option is an extraordinary item and is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments;

(c)    in no event should the Option be considered as compensation for, or relating in any way to, past services for the Company or the Service Recipient, nor is the Option or the underlying Shares intended to replace any pension rights or compensation;

(d)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(e)    if the underlying Shares do not increase in value, the Option will have no value;

(f)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Executive’s participation in the Plan, the exercise of the Option and the sale of Shares at or after exercise;

(g)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Executive’s Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant

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of the Option to which the Executive is otherwise not entitled, the Executive irrevocably (i) agrees never to institute any such claim against the Company or the Service Recipient, (ii) waives the Executive’s ability, if any, to bring any such claim, and (iii) releases the Company and the Service Recipient from any such claim. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Executive shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(h)    the Executive is hereby advised to consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to this Option or the Plan.

12.    Governing Law; Venue; Jurisdiction. To the extent that federal laws do not otherwise control, this Agreement, the Award Letter, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly. The exclusive forum and venue for any legal action arising out of or related to this Agreement shall be the United States District Court for the District of Minnesota, and the parties submit to the personal jurisdiction of that court. If neither subject matter nor diversity jurisdiction exists in the United States District Court for the District of Minnesota, then the exclusive forum and venue for any such action shall be the courts of the State of Minnesota located in Hennepin County, and the Executive, as a condition of this Agreement, consents to the personal jurisdiction of that court.

13.    Currencies and Dates. Unless otherwise stated, all dollars specified in this Agreement and the Award Letter shall be in U.S. dollars and all dates specified in this Agreement shall be U.S. dates.

14.    Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention. If the Executive has received this Agreement or any other Plan document translated into a language other than English, the English version shall control.

15.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Executive’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Executive to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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16.    Plan and Award Letter Incorporated by Reference; Electronic Delivery. The Plan, as hereafter amended from time to time, and the Award Letter shall be deemed to be incorporated into this Agreement and are integral parts hereof. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. The Company or a third party designated by the Company may deliver to the Executive by electronic means any documents related to his or her participation in the Plan. The Executive acknowledges receipt of a copy of the Plan and the Award Letter.

[End of Agreement]

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